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                                                                  EXHIBIT 10.18

                              RETIREMENT AGREEMENT


         AGREEMENT between Hancock Fabrics, Inc., a Delaware corporation (the "Corporation"), and Morris O. Jarvis (the "Executive"), dated as of April 2, 1996.
                               R E C I T A L S :
         A. The Corporation and the Executive have entered into an agreement evidenced by their letter of understanding dated March 27, 1996 ("Letter").
         B. The Letter provides that the Corporation and the Executive will also enter into a more formal contractual document that will include the terms of the Letter.
         C. As so provided by the Letter, the Corporation and the Executive desire to enter into this Retirement Agreement ("Agreement").
         NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS HEREIN CONTAINED, IT IS HEREBY AGREED:
         1. The Executive shall resign from the office of Chief Executive Officer of the Corporation ("CEO") and all offices the Executive holds in Minnesota Fabrics, Inc., effective June 13, 1996 at the meeting of the Board of Directors of the Corporation (the "Board") following the 1996 Annual Meeting of Shareholders.
         2. The transition of the management of the Corporation to the Executive's successor as CEO shall begin effective with the Press Release contemplated by paragraph 17 below.





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         3.      At the request of the Board, the Executive shall remain as
Chairman of the Board until the Executive's Retirement Date (as defined in paragraph 4 below). The Executive's responsibilities as Chairman of the Board will be to preside over Board meetings and to perform such special assignments as are requested by the Board or the successor CEO.
         4. The Executive shall retire as Chairman of the Board and as an employee of the Corporation effective at the adjournment of the Corporation's 1997 Annual Meeting of Shareholders ("the Retirement Date").
         5. Throughout the period prior to the Retirement Date the Executive shall make all reasonable and good faith efforts to assist the Corporation and the successor CEO for the purpose of achieving an orderly and positive transition and succession of management.
         6. The Corporation shall pay to the Executive for his services an annual base salary at the rate of $275,000 per year through the Retirement Date.
         7. Provided that bonuses are granted to officers under the Hancock Fabrics, Inc. Extra Compensation Plan for the 1996 fiscal year, the Executive shall be eligible to receive, in respect of the portion of fiscal year 1996 during which the Executive serves as CEO, a pro rata bonus under that Plan at the same percentage allocation as the Executive's 1995 fiscal year allocation.
         8. After the date of this Agreement, the Corporation shall not make to the Executive any additional grants of stock options or awards of restricted stock under the Hancock Fabrics, Inc. 1987 Stock Option Plan ("Stock Option Plan"), the Hancock





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Fabrics, Inc. 1989 Restricted Stock Plan ("Restricted Stock Plan"), the Hancock
Fabrics, Inc. 1995 Stock Option Plan, or the Hancock Fabrics, Inc. 1995 Restricted Stock Plan.
         9. Until the Retirement Date, the Executive will continue to accrue benefits under the Hancock Fabrics, Inc. Consolidated Retirement Plan ("Retirement Plan") and the Hancock Fabrics, Inc. Supplemental Retirement Benefit Plan ("SERP") and shall be entitled to continue to make deferrals under the Hancock Retirement Savings Plan ("401(k) Plan"), in accordance with the rights of the Executive as a participant in those Plans and the manner in which those Plans are regularly administered.
         10. As soon as practicable after the 1996 Annual Meeting of Shareholders and until the Retirement Date, the Corporation shall provide the Executive with an office in the Tupelo area, the furnishings from the Executive's present office, necessary office equipment, and a secretary or such secretarial assistance as the Executive requires.
         11. Until the Retirement Date, the Executive shall continue to receive the other benefits and privileges available to officers of the Corporation (except as any of those benefits or privileges may be modified by the terms of this Agreement).
         12. Upon the Retirement Date, the Executive will commence to receive payments under the terms of his deferred compensation agreement (entitled the "Agreement," dated May 3, 1987 and subsequently amended), as provided in that deferred compensation agreement, as amended.
         13. Pursuant to the terms of the Stock Option Plan, the Executive will have the one-year period following the Retirement Date in which to exercise any outstanding stock options the Executive holds under the Stock Option Plan.





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         14.     Upon the Retirement Date, the Executive will commence
receiving pension benefits as provided in the early retirement provisions of the Retirement Plan and the SERP, and will be entitled to take distribution of his accrued benefit under the 401(k) Plan in accordance with the provisions of the 401(k) Plan regarding distributions.
         15. In consideration of the Executive's cooperation with the Corporation and the successor CEO throughout the period from the date of this Agreement to the Retirement Date in achieving an orderly and positive transition and succession of management, the Corporation shall provide to the Executive the following additional renumeration and benefits:
                 a. The Corporation shall take all necessary and appropriate action to implement the decision of the Management Review and Compensation Committee of the Corporation ("MRCC") to remove, effective as of the Retirement Date, the restrictions on all restricted stock heretofore granted to the Executive under the Restricted Stock Plan.
                 b. For the period from the Retirement Date until Executive reaches age 65, the Corporation shall reimburse the Executive for the Executive's contribution to the Hancock Group Health Plan (as it may be amended from time to time, the "Health Plan") required to be made in order to continue in effect coverage under the Health Plan for the Executive and his spouse until the Executive reaches age 65. Such reimbursements shall each be increased by an amount which is a reasonable approximation of the amount required to make the reimbursement tax neutral to the Executive.
                 c. Upon the Retirement Date, the Corporation shall transfer to the Executive legal ownership of the company car presently being used by the Executive and





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the furnishings from the Executive's present office, and the Corporation shall reimburse the Executive for any taxes that may be payable on the transfer of the car and the furnishings to the Executive. Such reimbursement shall be increased by an amount which is a reasonable approximation of the amount required to make the reimbursement tax neutral to the Executive.
         16. The provision by the Corporation to the Executive of the compensation and benefits described in this Agreement are in full settlement and release of any claims by the Executive that the Executive has or may have against the Corporation, its officers, directors, shareholders, affiliates, successors, agents, employees, or representatives arising out of the change in the duties and compensation of the Executive and the termination of the Executive's employment with the Corporation, including, but not limited to, any claim for wrongful discharge or for age discrimination.
         17. The Executive acknowledges that the Corporation has reviewed with the Executive certain plans (a) for issuing on the date hereof a press release announcing the changes in the management of the Corporation and in the offices held by the Executive, as set forth in this Agreement ("Press Release"), (b) for the making of the appropriate internal announcements to the employees of the Corporation, and (c) for the disclosure of these matters in the 1995 Annual Report and the proxy materials for the 1996 Annual Meeting.
The Executive approves of those plans and as part of the Executive's obligation to make all reasonable and good faith efforts to assist the Corporation and the successor CEO in achieving an orderly and positive transition and succession of management, the Executive shall cooperate in all reasonable respects





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regarding future additional communications and actions appropriate or necessary to effect such a transition and succession.
         18. The Executive acknowledges that the Executive's cooperation with the Corporation and with the successor CEO and the Executive's making of all reasonable and good faith efforts in that regard throughout the entire period from the date of this Agreement to the Retirement Date are of fundamental importance and value to the Corporation and are of the essence of this Agreement, and that a failure by the Executive to perform those obligations shall be a material breach of this Agreement.
         19. This Agreement is personal to the Executive and without the prior written consent of the Corporation, in the Corporation's sole and absolute discretion, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives, executors, heirs and legatees. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.
         20. If the Executive should die prior to the Retirement Date and if the Executive is not in breach of this Agreement at the time of death, the Executive shall be deemed to have performed his obligations under this Agreement, and the Agreement shall remain in effect (the rights of the Executive's heirs to be interpreted under applicable principles of contract law) except as the following provisions in this paragraph may modify the terms of the Agreement.




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         a.      Regarding paragraph 6 of this Agreement, the base salary shall continue to be paid to the present spouse of the Executive, if she survives the Executive, through the Retirement Date or, if earlier, until her death.
         b. Regarding paragraph 9 of this Agreement, the Executive will, as of the date of death, cease accruing benefits under the Retirement Plan and the SERP and shall cease being entitled to make deferrals under the 401(k)
Plan.
         c. Regarding paragraph 10 of this Agreement, the office shall remain available to the Executive's heirs for a reasonable period of time after the death of the Executive to remove the Executive's personal records and effects, and then will be closed.
         d. Regarding paragraph 12 of this Agreement, payments under the deferred compensation agreement will commence, according to the terms of that agreement, upon the death of the Executive.
         e. Regarding paragraph 13 of this Agreement, the rights of the Executive's heirs to exercise outstanding stock options that the Executive holds under the Stock Option Plan will be as provided in the Stock Option Plan regarding the right to exercise stock options upon the death of the optionee.
         f. Regarding paragraph 14 of this Agreement, the rights of the surviving spouse of the Executive to receive a preretirement survivor annuity under the Retirement Plan and the SERP will be as provided by the terms of those Plans, and the Executive's accrued benefit under the 401(k) Plan will become distributable in accordance with the provisions of the 401(k) Plan governing distributions to beneficiaries upon the death of the participant.





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         g.      Regarding paragraph 15(a) of this Agreement, the rights of the
Executive's heirs with respect to restricted stock held by the Executive at the time of death will be as provided in the Restricted Stock Plan regarding the rights of a participant upon the participant's death.
         h. Regarding paragraph 15(b) of this Agreement, the surviving spouse of the Executive will have such rights to continue coverage for herself under the Health Plan until the Executive would have reached age 65, and thereafter, as would have been provided to the spouse if the Executive had died at a time when this Agreement were not in effect, and the Corporation shall reimburse the Executive's surviving spouse for any contribution she is required to make in order to continue such coverage until the Executive would have reached age 65, in the same manner as is provided under paragraph 15(b) of the Agreement.
         21. All notices and other communications hereunder shall be in writing and shall be given by (a) established express delivery service (overnight or better service) which maintains delivery records, (b) hand delivery, or (c) registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses, or at such other address as the parties may designate by written notice in the above manner:

         If to the Executive:              If to the Corporation:


                                           Hancock Fabrics, Inc.
         --------------------------------
                                           3406 West Main Street
         --------------------------------
                                           P.O. Box 2400
         --------------------------------
                                           Tupelo, Mississippi 38003-2400
         --------------------------------
         Fax No.                           Attn: Chief Executive Officer
                 -----------------------
                                           Fax No.
                                                   -----------------------





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Communications may also be given by fax, provided the communication is concurrently given by one of the above methods. Communications are effective upon receipt.
         22. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
         23. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.
         24. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof. This Agreement supersedes all previous agreements between the parties. There are no agreements or representations affecting the subject matter hereof between the parties other than those set forth in this Agreement or the documents and agreements referred to in this Agreement.
         25. No amendment, modification, or supplement to this Agreement shall be binding on any of the parties unless it is in writing and signed by the parties in interest at the time of the modification.
         26. This Agreement shall be governed and construed under the laws of the State of Delaware, irrespective of such state's choice-of-law principles.





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         27.     The parties shall execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.
         IN WITNESS WHEREOF, pursuant to the authorization of its Board of Directors, the Corporation has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, and the Executive has hereunto set his hand, all as of the day and year first above written.


                                      HANCOCK FABRICS, INC.,
                                      a Delaware corporation



                                      By
                                         -------------------------------------
                                          Larry G. Kirk, President
                                                                "Corporation"



                                      ----------------------------------------
                                      Morris O. Jarvis
                                                                   "Executive"





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